Exhibit 99.1

FOR RELEASE

Date: January 23, 2024

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Net Income of $12.2 million for the Six Months Ended
December 31, 2023, and Celebrates the Bank of Greene County’s 135th Anniversary

Catskill, N.Y. – January 23, 2024- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2023, which is the second quarter of the Company’s fiscal year ending June 30, 2024.  Net income for the three and six months ended December 31, 2023 was $5.7 million, or $0.34 per basic and diluted share, and $12.2 million, or $0.72 per basic and diluted share, respectively, as compared to $7.2 million, or $0.42 per basic and diluted share, and $16.2 million, or $0.95 per basic and diluted share, for the three and six months ended December 31, 2022, respectively. Net income decreased $4.0 million, or 25.0%, when comparing the six months ended December 31, 2023 and 2022.

Highlights:
•	Net Income: $12.2 million for the six months ended December 31, 2023
•	Total Assets: $2.7 billion at December 31, 2023, a new record high
•	Net Loans: $1.4 billion at December 31, 2023, a new record high
•	Return on Average Assets: 0.92% for the six months ended December 31, 2023
•	Return on Average Equity: 13.07% for the six months ended December 31, 2023

Donald Gibson, President & CEO stated: “I am proud to report solid net income for the six months ended December 31, 2023, despite what continues to be a very difficult economic environment with a continued inverted yield curve.

I am also honored to report that on January 22, 2024, the Bank of Greene County celebrated its 135th anniversary! To mark the milestone, our team was invited to the iconic bell ringing ceremony at the Nasdaq MarketSite in New York City. The day was a true tribute to the loyalty and dedication of our past and present directors, officers, staff members, customers, stockholders and communities.

             Opening for business on January 22, 1889, from a single office in Catskill, New York, our Company has grown into a full-service community bank operating in the Capital and Hudson Valley Regions, in New York State.  Providing loans and secured deposit products to businesses, homeowners and municipalities, helping to build and support our communities. Greene County Bancorp, Inc. remains committed to the welfare and success of our communities.”

Total consolidated assets for the Company were $2.7 billion at December 31, 2023, primarily consisting of $1.4 billion of net loans and $1.0 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.3 billion at December 31, 2023, consisting of retail, business, municipal and private banking relationships.

Pre-provision for credit losses net income was $12.8 million for the six months ended December 31, 2023 as compared to the pre-provision for credit losses net income of $16.0 million, for the six months ended December 31, 2022, a decrease of $3.2 million, or 19.8%, as the Company booked a negative provision for loan losses for the six months ended December 31, 2022. The decrease in net income was primarily the result of net interest margin compression due to the current interest rate environment, as the Federal Reserve rapidly raised rates eleven times starting in March 2022. Additionally, due to the high profile failure of certain regional banks during the spring of 2023 and the ensuing industry turmoil, the Company has maintained higher levels of cash liquidity by obtaining brokered deposits, which increased the interest expense on deposits. Further, in an effort to maintain our customer relationships, the Company raised rates paid on deposits to match high yields in the bond market, which has been at a faster rate than the Company was able to reprice assets.  The Company believes that increasing deposits rates and maintaining long-term relationships will benefit the Company for continued growth and earnings potential in the future.

Selected highlights for the three and six months ended December 31, 2023 are as follows:

Net Interest Income and Margin
•
Net interest income decreased $3.5 million to $12.4 million for the three months ended December 31, 2023 from $15.9 million for the three months ended December 31, 2022. Net interest income decreased $5.9 million to $25.9 million for the six months ended December 31, 2023 from $31.8 million for the six months ended December 31, 2022. The decrease in net interest income was due to an increase in the average balance of interest-bearing liabilities, which increased $77.4 million and $83.6 million when comparing the three and six months ended December 31, 2023 and 2022, respectively, and increases in rates paid on interest-bearing liabilities, increased 147 and 148 basis points when comparing the three and six months ended December 31, 2023 and 2022, respectively. The decrease in net interest income was partially offset by increases in the average balance of interest-earning assets, which increased $68.5 million and $74.4 million when comparing the three and six months ended December 31, 2023 and 2022, respectively, and increases in interest rates on interest-earning assets, which increased 70 and 78 basis points when comparing the three and six months ended December 31, 2023 and 2022, respectively.

Average loan balances increased $81.6 million and $98.6 million and the yield on loans increased 58 and 66 basis points when comparing the three and six months ended December 31, 2023 and 2022, respectively. Average securities decreased $78.8 million and $86.0 million and the yield on such securities increased 31 and 64 basis points when comparing the three and six months ended December 31, 2023 and 2022, respectively.  Average interest-bearing bank balances and federal funds increased $66.1 million and $62.7 million and the yield increased 187 and 238 basis points when comparing the three and six months ended December 31, 2023 and 2022, respectively.

The cost of NOW deposits increased 179 and 178 basis points, the cost of certificates of deposit increased 153 and 213 basis points, and the cost of savings and money market deposits increased 15 and 13 basis points when comparing the three and six months ended December 31, 2023 and 2022, respectively. The increase in the cost of interest-bearing liabilities was partly due to growth in the average balances of interest-bearing liabilities of $77.4 million and $83.6 million when comparing the three and six months ended December 31, 2023 and 2022, respectively. This was due to an increase in NOW deposits of $183.2 million and $179.8 million and an increase in average certificates of deposits of $23.6 million and $35.8 million, offset by a decrease in average savings and money market deposits of $110.9 million and $105.2 million and a decrease in average borrowings of $18.5 million and $26.8 million when comparing the three and six months ended December 31, 2023 and 2022, respectively. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three and six months ended December 31, 2023, as the Federal Reserve Board raised interest rates throughout the calendar year 2022 and into the third quarter of calendar year 2023.

•
Net interest rate spread and margin both decreased when comparing the three and six months ended December 31, 2023 and 2022. Net interest rate spread decreased 77 and 70 basis points to 1.70% and 1.79% for the three and six months ended December 31, 2023 compared to 2.47% and 2.49% for the three and six months ended December 31, 2022, respectively. Net interest margin decreased 63 and 54 basis points to 1.94% and 2.03%, for the three and six months ended December 31, 2023 compared to 2.57% for both the three and six months ended December 31, 2022, respectively.  The decrease was due to the higher interest rate environment and the pressure to match higher yields on deposits, which resulted in higher rates paid on deposits and therefore higher interest expense. This was partially offset by increases in interest income on loans and securities, as they reprice at higher yields and the interest rates earned on new balances were higher than the historic low levels from the prior period.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.19% and 2.77% for the three months ended December 31, 2023 and 2022, respectively, and was 2.28% and 2.77% for the six months ended December 31, 2023 and 2022, respectively.

CECL Adoption
•
The Company adopted the Current Expected Credit Loss (CECL) accounting standard effective July 1, 2023. As a result of the day-one CECL adjustment, the Company recognized a $1.3 million decrease to the allowance for credit losses on loans, a $503,000 increase to the allowance for credit losses on investment securities held-to-maturity, a $1.5 million increase to the reserve for unfunded loan commitments, and a $510,000 decrease to retained earnings, net of $186,000 in deferred income taxes, compared to fiscal year end June 30, 2023.

Credit Quality and Provision for Credit Losses on Loans
•
Provision for credit losses amounted to $170,000 and $244,000 for the three months ended December 31, 2023 and 2022, respectively, and amounted to a charge of $627,000 and a benefit of $255,000 for the six months ended December 31, 2023 and 2022, respectively. The loan provision for the six months ended December 31, 2023 was primarily due to the growth in gross loans and increases in the qualitative factor adjustments, offset by improvements in the economic forecasts. The allowance for credit losses on loans to total loans receivable was 1.39% at December 31, 2023 compared to 1.51% at June 30, 2023 and 1.42% at day-one CECL adoption (July 1, 2023).

•
Loans classified as substandard and special mention totaled $55.0 million at December 31, 2023 and $41.9 million at June 30, 2023, an increase of $13.1 million. There were no loans classified as doubtful or loss at December 31, 2023 or June 30, 2023.

•
Net charge-offs amounted to $123,000 and $102,000 for the three months ended December 31, 2023 and 2022, respectively, an increase of $21,000. Net charge-offs totaled $216,000 and $217,000 for the six months ended December 31, 2023 and 2022, respectively. There were no significant charge offs in any loan segment during the three and six months ended December 31, 2023.

•
Nonperforming loans amounted to $5.6 million at December 31, 2023 and $5.5 million at June 30, 2023, respectively. The activity in nonperforming loans during the period included $403,000 in loan repayments, $19,000 in loans returning to performing status, $46,000 in charge-offs or transfers to foreclosed, and $665,000 of loans placed into nonperforming status. At December 31, 2023, nonperforming assets were 0.22% of total assets compared to 0.21% at June 30, 2023. Nonperforming loans were 0.39% of net loans at December 31, 2023 and June 30, 2023.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $583,000, or 20.1%, to $3.5 million for the three months ended December 31, 2023 compared to $2.9 million for the three months ended December 31, 2022. Noninterest income increased $784,000, or 13.1%, to $6.8 million for the six months ended December 31, 2023 compared to $6.0 million for the six months ended December 31, 2022. The increase during the three and six months ended December 31, 2023 was primarily due to an increase in fee income earned on customer interest rate swap contracts and income from bank owned life insurance.

•
Noninterest expense decreased $625,000 or 6.3% to $9.3 million for the three months ended December 31, 2023 compared to $10.0 million for the three months ended December 31, 2022. Noninterest expense decreased $577,000 or 3.1%, to $18.2 million for the six months ended December 31, 2023, compared to $18.7 million for the six months ended December 31, 2022. The decrease during the three and six months ended December 31, 2023 was primarily due to a decrease in legal and professional fees, and service and data processing fees paid as compared to the three and six months ended December 31, 2022. This was partially offset by the increase in computer software and supplies due to the Company purchasing new equipment to upgrade our IT infrastructure, and an increase in salaries and benefits expense, as compared to the three and six months ended December 31, 2022.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 10.4% and 11.8% for the three and six months ended December 31, 2023 and 16.5% and 15.7% for the three and six months ended December 31, 2022. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, and income received on the bank owned life insurance, to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate was the result of an increase in tax-exempt income proportional to total income.

Balance Sheet Summary
•	Total assets of the Company were $2.74 billion at December 31, 2023 and $2.70 billion at June 30, 2023, an increase of $38.4 million or 1.42%.
•
Total cash and cash equivalents for the Company were $176.1 million at December 31, 2023 and $196.4 million at June 30, 2023. The Company has continued to maintain strong capital and liquidity positions as of December 31, 2023.

•
Securities available-for-sale and held-to-maturity for the Company were $1.0 billion at December 31, 2023 and June 30, 2023. Securities purchases totaled $121.3 million during the six months ended December 31, 2023 and consisted primarily of $119.7 million of state and political subdivision securities and $1.6 million of corporate debt securities. Principal pay-downs and maturities during the six months ended December 31, 2023 amounted to $122.2 million, primarily consisting of $109.3 million of state and political subdivision securities, $1.4 million of collateralized mortgage obligations, and $11.5 million of mortgage-backed securities.

•
Net loans receivable increased $49.2 million, or 3.6%, to $1.44 billion at December 31, 2023 from $1.39 billion at June 30, 2023.  The loan growth experienced during the six months consisted primarily of $29.8 million in commercial real estate loans, $10.1 million in residential real estate loans, $3.4 million in home equity loans and $4.9 million in commercial loans.

•
Deposits totaled $2.3 billion at December 31, 2023 and $2.4 billion at June 30, 2023, a decrease of $102.3 million, or 4.2%. NOW deposits decreased $42.6 million, or 2.5%, noninterest-bearing deposits decreased $21.6 million, or 13.6%, money market deposits decreased $23.3 million, or 20.2%, and savings deposits decreased $32.6 million, or 10.9%, when comparing December 31, 2023 and June 30, 2023. Certificates of deposits increased $17.7 million, or 13.8%, when comparing December 31, 2023 and June 30, 2023.  As of December 31, 2023, the overall brokered deposit balance amounted to $64.1 million, which included $15.0 million of NOW deposits in the form of IntraFi Insured Network Deposits and $49.1 million of certificates of deposits in the form of brokered certificates of deposits. As of June 30, 2023, the overall brokered deposits balance amounted to $60.0 million of brokered certificates of deposits. The Company maintained the increased level of brokered deposits to support overall liquidity and a higher cash position.

•
Borrowings for the Company amounted to $179.0 million at December 31, 2023 compared to $49.5 million at June 30, 2023, an increase of $129.5 million. At December 31, 2023, borrowings consisted of $49.6 million of Fixed-to-Floating Rate Subordinated Notes, $125.0 million of overnight borrowings with Federal Home Loan Bank of New York (“FHLB”), and $4.4 million of long-term borrowings with the FHLB.

•
Shareholders’ equity increased to $195.3 million at December 31, 2023 from $183.3 million at June 30, 2023, resulting primarily from net income of $12.2 million and a decrease in accumulated other comprehensive loss of $2.3 million, partially offset by dividends declared and paid of $2.0 million and the day-one CECL adoption impact of $510,000.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and excluding provision for credit losses from net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months			At or for the Six Months
	Ended December 31,			Ended December 31,
Dollars in thousands, except share and per share data	2023	2022	2023	2022
Interest income	$25,593	$20,528	$50,265	$39,168
Interest expense	13,205	4,605	24,438	7,411
Net interest income	12,388	15,923	25,827	31,757
Provision for credit losses[6]	170	244	627	(255)
Noninterest income	3,478	2,895	6,777	5,993
Noninterest expense	9,326	9,951	18,171	18,748
Income before taxes	6,370	8,623	13,806	19,257
Tax provision	663	1,425	1,630	3,023
Net income	$5,707	$7,198	$12,176	$16,234

Basic and diluted EPS	$0.34	$0.42	$0.72	$0.95
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share [4]	$0.08	$0.07	$0.16	$0.14

Selected Financial Ratios
Return on average assets[1]	0.86%	1.12%	0.92%	1.27%
Return on average equity[1]	12.12%	17.64%	13.07%	20.03%
Net interest rate spread[1]	1.70%	2.47%	1.79%	2.49%
Net interest margin[1]	1.94%	2.57%	2.03%	2.57%
Fully taxable-equivalent net interest margin[2]	2.19%	2.77%	2.28%	2.77%
Efficiency ratio[3]	58.78%	52.88%	55.73%	49.66%
Non-performing assets to total assets			0.22%	0.21%
Non-performing loans to net loans			0.39%	0.39%
Allowance for credit losses on loans to non-performing loans[6]			359.58%	414.52%
Allowance for credit losses on loans to total loans[6]			1.39%	1.60%
Shareholders’ equity to total assets			7.14%	6.43%
Dividend payout ratio[4]			22.22%	14.74%
Actual dividends paid to net income[5]			16.35%	6.76%
Book value per share			$11.47	$9.88

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and six months ended December 31, 2023 and 2022, 4.44% for New York State income taxes for the three and six months ended December 31, 2023 and 2022. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended December 31,		For the six months ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Net interest income (GAAP)	$12,388	$15,923	$25,827	$31,757
Tax-equivalent adjustment	1,591	1,283	3,154	2,407
Net interest income (fully taxable-equivalent basis)	$13,979	$17,206	$28,981	$34,164

Average interest-earning assets	$2,551,427	$2,482,976	$2,543,172	$2,468,727
Net interest margin (fully taxable-equivalent basis)	2.19%	2.77%	2.28%	2.77%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months March 31, 2022, September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023 and December 31, 2023. Dividends declared during the three months ended June 30, 2022 and September 30, 2023 were paid to the MHC.
6 The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At December 31, 2023	At June 30, 2023
(Dollars In thousands, except share data)
Assets
Cash and due from banks	$12,147	$15,305
Interest-bearing deposits	163,933	181,140
Total cash and cash equivalents	176,080	196,445

Long term certificate of deposit	3,822	4,576
Securities available-for-sale, at fair value	307,809	281,133
Securities held-to-maturity, at amortized cost, net of
allowance for credit losses of $485 at December 31, 2023[6]	701,338	726,363
Equity securities, at fair value	325	306
Federal Home Loan Bank stock, at cost	7,654	1,682

Loans receivable	1,457,175	1,408,866
Less: Allowance for credit losses on loans[6]	(20,309)	(21,212)
Net loans receivable	1,436,866	1,387,654

Premises and equipment	15,232	15,028
Bank owned life insurance	56,003	55,063
Accrued interest receivable	14,499	12,249
Foreclosed real estate	302	302
Prepaid expenses and other assets	17,243	17,482
Total assets	$2,736,688	$2,698,283

Liabilities and shareholders’ equity
Noninterest bearing deposits	$137,424	$159,039
Interest bearing deposits	2,197,413	2,278,122
Total deposits	2,334,837	2,437,161

Borrowings from FHLB, short-term	125,000	-
Borrowings from FHLB, long-term	4,374	-
Subordinated notes payable	49,588	49,495
Accrued expenses and other liabilities	27,593	28,344
Total liabilities	2,541,392	2,515,000
Total shareholders’ equity	195,296	183,283
Total liabilities and shareholders’ equity	$2,736,688	$2,698,283
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

6 The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.